FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 5th day of December, 2008, to the Distribution Agreement dated as of April 1, 2006 (the “Agreement”), is entered into by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS, a Delaware statutory trust (the "Trust") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, Section 11 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/John O’Halloran	By: /s/James R. Schoenike

Name: John O’Halloran	Name: James R. Schoenike

Title: CEO	Title: President

Exhibit A
to the
Distribution Agreement

Separate Series of Rainier Investment Management Mutual Funds

Name of Series	Date Added
Rainier Balanced Portfolio	5-10-1994
Rainier Balanced Portfolio I	5-2-2002
Rainier Large Cap Equity Portfolio
(f/k/a Rainier Core Equity Portfolio)	5-10-1994
Rainier Large Cap Equity Portfolio I
(f/k/a Rainier Core Equity Portfolio I)	5-2-2002
Rainier Intermediate Fixed Income Portfolio	5-2-2002
Rainier Small/Mid Cap Equity Portfolio	5-10-1994
Rainier Small/Mid Cap Equity Portfolio I	5-2-2002
Rainier Mid Cap Equity Portfolio	12-7-2005
Rainier Mid Cap Equity Portfolio I	12-7-2005
Rainier High Yield Portfolio	on or about 3-31-2009